UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2003

          First Commonwealth Financial Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	0-11242	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

22 N. Sixth Street, Indiana, PA	15701
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   (724) 349-7220

Item 5.  OTHER EVENTS

On December 11, 2003, the registrant entered into a definitive agreement to acquire GA Financial, Inc. ("GAF") a savings and loan holding company headquartered near Pittsburgh, in Whitehall, Pennsylvania.  GA Financial, Inc. is the parent company of Great American Federal with total assets of $883 million, deposits of $545 million and equity of nearly $95 million at September 30, 2003.  Great American Federal is a federally chartered savings and loan association headquartered in Whitehall, Pennsylvania, which conducts business from twelve offices in Allegheny County.  GA Financial, Inc. shares are traded on the American Stock Exchange under the symbol "GAF".

Under terms of the agreement, the shareholders of GA Financial, Inc. can elect to receive $35.00 in cash or an equivalent value of the registrant's common stock for each GAF share owned, subject to proration as provided in the definitive agreement to ensure that 40% of the aggregate merger consideration will be paid in cash and 60% in First Commonwealth common stock.  The transaction is subject to all required regulatory approvals and the approval of GAF shareholders.  The definitive agreement was unanimously approved by the Boards of Directors of both organizations.  The transaction has a current market value of $183.2 million and is expected to be completed on or before June 30, 2004.

On a pro-forma basis, as of September 30, 2003, the registrant would have assets of approximately $6.1 billion and total equity of $531 million.

Item 7(c) EXHIBITS

Exhibit 2 Plan of Acquisition

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  December 16, 2003

                             FIRST COMMONWEALTH FINANCIAL
                             CORPORATION

                             By:  /S/JOHN J. DOLAN
                                   John J. Dolan
                                   Executive Vice President and
                                   Chief Financial Officer